Investor Relations Contact:
Michael J. Melnyk, CFA
732-870-4581
mmelnyk@commvault.com

Media Relations Contact:
Miranda Foster
732-728-5378
mfoster@commvault.com

Commvault Announces Fiscal 2021 Fourth Quarter Financial Results
---Record quarterly and annual revenue ---
--- Fourth quarter software and products revenue up 35% year over year ---
--- Fourth quarter recurring revenue up 24% year over year ---

Fourth quarter and Fiscal 2021 highlights include:

	Fourth quarter	Fiscal 2021
GAAP Results:
Revenues	$191.3 million	$723.5 million
Income (Loss) from Operations (EBIT)	$10.3 million	$(22.3) million
EBIT Margin	5.4%	(3.1)%
Diluted Earnings (Loss) Per Share	$0.13	$(0.66)

Non-GAAP Results:
Income from Operations (EBIT)	$38.8 million	$137.5 million
EBIT Margin	20.3%	19.0%
Diluted Earnings Per Share	$0.59	$2.11

Tinton Falls, N.J. – May 4, 2021 – Commvault [NASDAQ: CVLT] today announced its financial results for the fourth quarter and fiscal year ended March 31, 2021.

“We are proud to report Commvault delivered record quarter and full fiscal year revenue coupled with material operating margin expansion,” said Sanjay Mirchandani, President and CEO. “Our portfolio and roadmap are strong, our team is focused on execution, and our vision is resonating in the marketplace. While our work is never done, our transformation efforts thus far have been successful and we expect will fuel our continued growth in the new fiscal year.”

Total revenues for the fourth quarter of fiscal 2021 were $191.3 million, an increase of 16% year over year. Total recurring revenue was $145.6 million, an increase of 24% year over year. For the full fiscal year, total revenues were $723.5 million, an increase of 8% from fiscal year 2020.

Annualized recurring revenue (ARR), which is the annualized value of all active Commvault recurring revenue streams at the end of the reporting period, was $517.9 million as of March 31, 2021, up 15% from March 31, 2020.

Software and products revenue in the fourth quarter was $89.4 million, an increase of 35% year over year. The year over year increase in software and products revenue was driven by a 39% increase in revenue from larger deals (deals greater than $0.1 million in software and products revenue).

Larger deal revenue represented 69% of our software and products revenue in the three months ended March 31, 2021. The number of larger deal revenue transactions increased 30% year over year to 198 deals for the three months ended March 31, 2021. The average dollar amount of larger deal revenue transactions was approximately $313,000, representing a 7% increase from the prior year quarter.

Software and products revenue for the full fiscal year was $326.8 million, an increase of 19% from fiscal 2020. The year over year increase in software and products revenue was driven by a 26% increase in revenue from larger deals. Larger deal revenue represented 69% of our software and products revenue in fiscal year 2021. The number of larger deal revenue transactions increased 12% from fiscal year 2020 to 673 deals. The average dollar amount of larger deal revenue transactions was approximately $335,000, representing a 13% increase from the prior year.

Services revenue in the quarter was $102.0 million, up 4% year over year. For the full fiscal year, services revenue was $396.6 million, flat from fiscal 2020.

On a GAAP basis, income from operations (EBIT) was $10.3 million for the fourth quarter compared to loss of $2.2 million in the same period of the prior year. Non-GAAP EBIT was $38.8 million in the quarter compared to $18.3 million in the prior year.

On a GAAP basis, loss from operations (EBIT) for the full fiscal year was $22.3 million compared to loss of $17.5 million in fiscal year 2020. Non-GAAP income from operations (EBIT) was $137.5 million in fiscal 2021 compared to $87.5 million in the prior fiscal year.

For the fourth quarter of fiscal 2021, Commvault reported net income of $6.3 million. Non-GAAP net income for the quarter was $28.5 million, or $0.59 per diluted share.

For the full fiscal year, Commvault reported a net loss of $31.0 million. Non-GAAP net income for the full fiscal year was $101.1 million, or $2.11 per diluted share.

Operating cash flow totaled $64.7 million for the fourth quarter of fiscal 2021 compared to $32.5 million in the prior year quarter. For the full fiscal year, operating cash flow was $124.0 million, compared to $88.5 million for fiscal year 2020. Total cash and short-term investments were $397.2 million as of March 31, 2021 compared to $339.7 million as of March 31, 2020.

During the fiscal fourth quarter, Commvault repurchased approximately 943,000 shares of its common stock totaling $62.1 million at an average price of approximately $65.91 per share. During the full fiscal year, Commvault repurchased approximately 1.6 million shares of its common stock totaling $95.3 million at an average price of approximately $57.97 per share.

A reconciliation of GAAP to non-GAAP results has been provided in Financial Statement Table IV included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Use of Non-GAAP Financial Measures

Commvault has provided in this press release the following non-GAAP financial measures: non-GAAP income from operations, non-GAAP income from operations margin, non-GAAP net income, non-GAAP diluted earnings per share and annualized recurring revenue (ARR). This selected financial information has not been prepared in accordance with GAAP. Commvault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Commvault believes these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP financial measures, in evaluating Commvault’s ongoing operational performance. Commvault believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Commvault’s industry, many of which present similar non-GAAP financial measures to the investment community. Commvault has also provided software and products, services and total revenues on a constant currency basis. Commvault analyzes revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations.

All of these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for or superior to, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided in Table IV included in this press release.

Non-GAAP income from operations and non-GAAP income from operations margin. These non-GAAP financial measures primarily exclude noncash stock-based compensation charges and additional FICA and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards as well as restructuring costs. In fiscal 2021, Commvault has also excluded certain costs related to key employees of Hedvig and the noncash amortization and impairment of intangible assets from its non-GAAP results. These expenses are further discussed in Table IV. Commvault believes that these non-GAAP financial measures are useful metrics for management and investors because they compare Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short- and long-term plans, Commvault does not consider such expenses.

Although noncash stock-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, Commvault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. Commvault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the additional FICA and related payroll tax expenses incurred on stock option exercises and vesting of restricted stock awards allow investors to make meaningful comparisons between Commvault’s operating results and those of other companies.

Amortization and impairment charges of intangible assets are noncash items. Commvault believes the exclusion of these expenses provide for a useful comparison of operating results to prior periods and to other companies.

There are a number of limitations related to the use of non-GAAP income from operations and non-GAAP income from operations margin. The most significant limitation is that these non-GAAP financial measures exclude certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in Commvault’s operating results. In addition, noncash stock-based compensation is an important part of Commvault’s employees’ compensation and can have a significant impact on their performance. Lastly, the components that Commvault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures.

Commvault’s management generally compensates for the limitations described above related to the use of non-GAAP financial measures by providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Further, Commvault management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.

Non-GAAP net income and non-GAAP diluted earnings per share (EPS). In addition to the adjustments discussed in non-GAAP income from operations, non-GAAP net income and non-GAAP diluted EPS incorporates a non-GAAP effective tax rate of 27%.

Commvault anticipates that in any given period its non-GAAP tax rate may be either higher or lower than the GAAP tax rate as evidenced by historical fluctuations. The GAAP tax rates in recent fiscal years were not meaningful percentages due to the dollar amount of GAAP pre-tax income. For the same reason as the GAAP tax rates, the estimated cash tax rates in recent fiscal years are not meaningful percentages. Commvault defines its cash tax rate as the total amount of cash income taxes payable for the fiscal year divided by consolidated GAAP pre-tax income. Over time, Commvault believes its GAAP and cash tax rates will align.

Commvault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for Commvault management and its investors for the same basic reasons that Commvault uses non-GAAP income from operations and non-GAAP income from operations margin. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP net income and non-GAAP EPS.

Conference Call Information
Commvault will host a conference call today, May 4, 2021 at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss its financial results. To access this call, dial 844-742-4247 (domestic) or 661-378-9470 (international). The live webcast can be accessed under the "Events" section of Commvault's website. An archived webcast of this conference call will also be available following the call.

About Commvault
Commvault is the recognized leader in data backup and recovery. Commvault’s converged data management solution redefines what backup means for the progressive enterprise through solutions that protect, manage and use their most critical asset — their data. Commvault software, solutions and services are available from the company and through a global ecosystem of trusted partners. Commvault employs more than 2,600 highly-skilled individuals across markets worldwide, is publicly traded on NASDAQ (CVLT), and is headquartered in Tinton Falls, New Jersey in the United States. To learn more about Commvault visit www.commvault.com

Safe Harbor Statement
This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions, outcome of litigation and others. For a discussion of these and other risks and uncertainties affecting Commvault's business, see "Item IA. Risk Factors" in our annual report in Form 10-K and "Item 1A. Risk Factors" in our most recent quarter report in Form 10-Q. Statements regarding Commvault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements. The development and timing of any product release as well as any of its features or functionality remain at our sole discretion.

©1999-2021 Commvault Systems, Inc. All rights reserved. Commvault, Commvault and logo, the "C hexagon” logo, Commvault Systems, Commvault HyperScale, ScaleProtect, Commvault OnePass, Unified Data Management, Quick Recovery, QR, CommNet, GridStor, Vault Tracker, InnerVault, Quick Snap, QSnap, IntelliSnap, Recovery Director, CommServe, CommCell, APSS, Commvault Edge, Commvault GO, Commvault Advantage, Commvault Complete, Commvault Activate, Commvault Orchestrate, Commvault Command Center, Hedvig, Universal Data Plane, the “Cube” logo, Metallic, the “M Wave” logo, Be Ready and CommValue are trademarks or registered trademarks of Commvault Systems, Inc. All other third party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.

Table I

Commvault Systems, Inc.

Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2021	2020	2021	2020
Revenues:
Software and products	$89,355	$66,408	$326,843	$275,308
Services	101,986	98,341	396,629	395,577
Total revenues	191,341	164,749	723,472	670,885
Cost of revenues:
Software and products	6,552	5,144	27,218	28,082
Services	23,059	21,450	82,155	88,996
Total cost of revenues	29,611	26,594	109,373	117,078
Gross margin	161,730	138,155	614,099	553,807
Operating expenses:
Sales and marketing	86,661	82,877	331,948	335,785
Research and development	35,577	32,710	133,401	110,020
General and administrative	23,205	21,006	92,214	92,130
Restructuring	3,762	2,397	23,471	21,348
Impairment of intangible assets	—	—	40,700	—
Depreciation and amortization	2,187	5,134	14,628	15,815
Net change in contingent consideration	—	(3,783)	—	(3,783)
Total operating expenses	151,392	140,341	636,362	571,315
Income (loss) from operations	10,338	(2,186)	(22,263)	(17,508)
Interest income	269	692	1,028	4,962
Income (loss) before income taxes	10,607	(1,494)	(21,235)	(12,546)
Income tax expense (benefit)	4,346	(10,429)	9,719	(6,901)
Net income (loss)	$6,261	$8,935	$(30,954)	$(5,645)
Net income (loss) per common share:
Basic	$0.13	$0.19	$(0.66)	$(0.12)
Diluted	$0.13	$0.19	$(0.66)	$(0.12)
Weighted average common shares outstanding:
Basic	46,888	46,420	46,652	45,793
Diluted	48,670	46,718	46,652	45,793

Table II

Commvault Systems, Inc.

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	March 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$397,237	$288,082
Restricted cash	—	8,000
Short-term investments	—	43,645
Trade accounts receivable, net	188,126	146,990
Other current assets	22,237	26,969
Total current assets	607,600	513,686

Property and equipment, net	112,779	114,519
Operating lease assets	20,778	15,009
Deferred commissions cost	38,444	31,394
Intangible assets, net	—	46,350
Goodwill	112,435	112,435
Other assets	12,137	11,683
Total assets	$904,173	$845,076

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$374	$307
Accrued liabilities	112,148	87,051
Current portion of operating lease liabilities	7,469	7,699
Deferred revenue	253,211	233,497
Total current liabilities	373,202	328,554

Deferred revenue, less current portion	119,231	92,723
Deferred tax liabilities, net	761	849
Long-term operating lease liabilities	15,419	8,808
Other liabilities	1,526	2,238

Total stockholders’ equity	394,034	411,904
Total liabilities and stockholders’ equity	$904,173	$845,076

Table III

Commvault Systems, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2021	2020	2021	2020
Cash flows from operating activities
Net income (loss)	$6,261	$8,935	$(30,954)	$(5,645)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,499	5,447	15,878	17,065
Noncash stock-based compensation	23,261	17,307	84,833	65,888
Noncash change in contingent consideration	—	(3,783)	—	(3,783)
Impairment of intangible assets	—	—	40,700	—
Deferred income taxes	(92)	(1,783)	(92)	(1,783)
Amortization of deferred commissions cost	4,571	4,567	18,318	17,717
Impairment of operating lease assets	380	566	1,684	2,761
Changes in operating assets and liabilities:
Trade accounts receivable, net	4,348	13,361	(34,622)	26,096
Operating lease assets and liabilities, net	(438)	(714)	(1,157)	(1,226)
Other current assets and Other assets	4,932	(6,832)	11,887	(1,246)
Deferred commissions cost	(8,149)	(4,711)	(24,095)	(16,063)
Accounts payable	(224)	(748)	49	(2,474)
Accrued liabilities	10,176	21	10,660	(1,997)
Deferred revenue	21,021	32	31,740	(6,230)
Other liabilities	(3,838)	791	(874)	(616)
Net cash provided by operating activities	64,708	32,456	123,955	88,464
Cash flows from investing activities
Purchase of short-term investments	—	(10,845)	—	(43,645)
Proceeds from maturity of short-term investments	10,845	32,188	43,645	130,338
Purchase of property and equipment, net	(2,182)	(1,292)	(8,176)	(3,203)
Business combination, net of cash acquired	—	—	—	(157,495)
Net cash provided by (used in) investing activities	8,663	20,051	35,469	(74,005)
Cash flows from financing activities
Repurchase of common stock	(62,127)	(37,172)	(95,259)	(77,198)
Proceeds from stock-based compensation plans	13,518	6,851	20,521	37,795
Net cash used in financing activities	(48,609)	(30,321)	(74,738)	(39,403)
Effects of exchange rate — changes in cash	(5,094)	(6,129)	16,469	(6,966)
Net increase (decrease) in cash, cash equivalents and restricted cash	19,668	16,057	101,155	(31,910)
Cash, cash equivalents and restricted cash at beginning of year	377,569	280,025	296,082	327,992
Cash, cash equivalents and restricted cash at end of year	$397,237	$296,082	$397,237	$296,082

Table IV

Commvault Systems, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures and Other Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2021	2020	2021	2020
Non-GAAP financial measures and reconciliation:
GAAP income (loss) from operations	$10,338	$(2,186)	$(22,263)	$(17,508)
Noncash stock-based compensation (1)	22,372	17,236	82,086	64,135
FICA and payroll tax expense related to stock-based compensation (2)	952	381	2,196	1,571
Restructuring (3)	3,762	2,397	23,471	21,348
Hedvig deferred payments (4)	1,406	1,406	5,624	2,812
Amortization of intangible assets (5)	—	2,825	5,650	5,650
Impairment of intangible assets (6)	—	—	40,700	—
Net change in contingent consideration (7)	—	(3,783)	—	(3,783)
Non-routine shareholder matters (8)	—	—	—	7,628
Acquisition costs (9)	—	—	—	5,639
Non-GAAP income from operations	$38,830	$18,276	$137,464	$87,492

GAAP net income (loss)	$6,261	$8,935	$(30,954)	$(5,645)
Noncash stock-based compensation (1)	22,372	17,236	82,086	64,135
FICA and payroll tax expense related to stock-based compensation (2)	952	381	2,196	1,571
Restructuring (3)	3,762	2,397	23,471	21,348
Hedvig deferred payments (4)	1,406	1,406	5,624	2,812
Amortization of intangible assets (5)	—	2,825	5,650	5,650
Impairment of intangible assets (6)	—	—	40,700	—
Net change in contingent consideration (7)	—	(3,783)	—	(3,783)
Non-routine shareholder matters (8)	—	—	—	7,628
Acquisition costs (9)	—	—	—	5,639
Non-GAAP provision for income taxes adjustment (10)	(6,210)	(15,550)	(27,674)	(31,863)
Non-GAAP net income	$28,543	$13,847	$101,099	$67,492

Diluted weighted average shares outstanding	48,670	46,718	47,803	46,440
Non-GAAP diluted earnings per share	$0.59	$0.30	$2.11	$1.45

	Three Months Ended March 31,		Year Ended March 31,
	2021	2020	2021	2020
Subscription software and products revenue	$53,057	$26,390	$191,296	$112,439
Perpetual software and products revenue	36,298	40,018	135,547	162,869
Total software and products revenue	$89,355	$66,408	$326,843	$275,308
Subscription as a % of total software and products revenue	59%	40%	59%	41%

	Three Months Ended March 31,		Year Ended March 31,
	2021	2020	2021	2020
Subscription software and products revenue	$53,057	$26,390	$191,296	$112,439
Recurring support and services revenue	92,521	91,214	364,487	364,519
Total recurring revenue	$145,578	$117,604	$555,783	$476,958
Percentage of total revenues	76%	71%	77%	71%

Perpetual software and products revenue	$36,298	$40,018	$135,547	$162,869
Non-recurring services revenue	9,465	7,127	32,142	31,058
Total non-recurring revenue	$45,763	$47,145	$167,689	$193,927
Percentage of total revenues	24%	29%	23%	29%

Total Revenue (11)	$191,341	$164,749	$723,472	$670,885

	Measures at period ending ($000s)
	March 31, 2020	December 31, 2020	March 31, 2021
Annualized Recurring Revenue (12)	$451,667	$507,242	$517,948

	Three Months Ended March 31, 2021
	Americas	EMEA	APJ	Total
Software and Products Revenue	$53,505	$27,441	$8,409	$89,355
Customer Support Revenue	52,928	26,591	10,490	90,009
Other Services Revenue	7,326	3,167	1,484	11,977
Total Revenue	$113,759	$57,199	$20,383	$191,341

	Three Months Ended March 31, 2020
	Americas	EMEA	APJ	Total
Software and Products Revenue	$34,481	$23,434	$8,493	$66,408
Customer Support Revenue	56,776	23,155	10,183	90,114
Other Services Revenue	4,599	2,424	1,204	8,227
Total Revenue	$95,856	$49,013	$19,880	$164,749

	Year Ended March 31, 2021
	Americas	EMEA	APJ	Total
Software and Products Revenue	$187,027	$101,673	$38,143	$326,843
Customer Support Revenue	215,831	100,620	41,330	357,781
Other Services Revenue	21,264	12,138	5,446	38,848
Total Revenue	$424,122	$214,431	$84,919	$723,472

	Year Ended March 31, 2020
	Americas	EMEA	APJ	Total
Software and Products Revenue	$141,856	$95,356	$38,096	$275,308
Customer Support Revenue	230,226	88,965	40,939	360,130
Other Services Revenue	18,778	10,459	6,210	35,447
Total Revenue	$390,860	$194,780	$85,245	$670,885

	Three Months Ended March 31, 2021		Year Ended March 31, 2021
	Sequential	Year Over Year	Year Over Year
Non-GAAP software and products revenue reconciliation
GAAP software and products revenue	$89,355	$89,355	$326,843
Adjustment for currency impact	(403)	(3,312)	(6,843)
Non-GAAP software and products revenue on a constant currency basis (13)	$88,952	$86,043	$320,000

	Three Months Ended March 31, 2021		Year Ended March 31, 2021
	Sequential	Year Over Year	Year Over Year
Non-GAAP services revenue reconciliation
GAAP services revenue	$101,986	$101,986	$396,629
Adjustment for currency impact	(957)	(3,744)	(6,628)
Non-GAAP services revenue on a constant currency basis (13)	$101,029	$98,242	$390,001

	Three Months Ended March 31, 2021		Year Ended March 31, 2021
	Sequential	Year Over Year	Year Over Year
Non-GAAP total revenue reconciliation
GAAP total revenues	$191,341	$191,341	$723,472
Adjustment for currency impact	(1,360)	(7,056)	(13,471)
Non-GAAP total revenues on a constant currency basis (13)	$189,981	$184,285	$710,001

Footnotes - Adjustments

(1)Represents noncash stock-based compensation charges associated with restricted stock units granted and our Employee Stock Purchase Plan. Those amounts are represented as follows:

	Three Months Ended March 31,		Year Ended March 31,
	2021	2020	2021	2020
Cost of services revenue	966	581	3,317	2,604
Sales and marketing	9,671	7,646	35,577	31,779
Research and development	7,101	5,368	24,823	14,594
General and administrative	4,634	3,641	18,369	15,158
Stock-based compensation expense	22,372	17,236	82,086	64,135

The table above excludes stock-based compensation expense related to the Company's restructuring activities described below in footnote three.

(2)Represents additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards.

(3)In recent fiscal years, Commvault initiated restructuring plans to increase efficiency in its sales, marketing and distribution functions as well as reduce costs across all functional areas. These restructuring charges relate primarily to severance and related costs associated with headcount reductions, as well as the closure of offices. Restructuring includes stock-based compensation related to modifications of awards granted to former employees. Management believes, when used as a supplement to GAAP results, that the exclusion of these charges will help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(4)In connection with the acquisition of Hedvig Inc., certain Hedvig shareholders will receive cash payments for the 30 months following the date of acquisition, subject to their continued employment with Commvault. While these payments are proportionate to these shareholders' ownership of Hedvig, under GAAP they are accounted for as compensation expense within Research and development expenses over the course of the 30 month service period. Management believes, when used as a supplement to GAAP results, that the exclusion of these non-routine expenses will help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(5)Represents noncash amortization of intangible assets.

(6)In the second quarter of fiscal 2021, Commvault recorded an impairment charge of its acquired intangible assets. These non-cash charges are not representative of ongoing costs to the business and are not expected to recur. As a result, these charges are being excluded to provide investors with a more comparable measure of costs associated with ongoing operations.

(7)Represents the change in fair value of the contingent consideration associated with the acquisition of Hedvig.

(8)During the second quarter of fiscal 2020, Commvault incurred costs related to the acquisition of Hedvig, Inc. Management believes, when used as a supplement to GAAP results, that the exclusion of these costs will help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to other periods.

(9)During fiscal 2020, Commvault incurred costs related to a non-routine shareholder matter. The costs are for professional fees related to the settlement agreement with the shareholder and consulting fees incurred with the operational review which was agreed to as part of the settlement. Management believes, when used as a supplement to GAAP results, that the exclusion of these costs will better help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(10)The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of 27%.

(11)This table includes the following financial metrics that are derived from Commvault’s GAAP recognized revenue:

Subscription software and products revenue - The amounts included on this line include the software and product portion of a) non-cancellable term-based, or subscription, licenses that expire at the end of the contractual term; and b) “pay-as-you-go” utility arrangements based on product usage that are structured with no guaranteed minimums. These revenues are included in Software and Products Revenue on Commvault’s Consolidated Statement of Operations.

Perpetual software and products revenue - The amounts included on this line are primarily associated with revenue from the sale of perpetual software licenses. These revenues are included in Software and Products Revenue on Commvault’s Consolidated Statement of Operations.

Recurring support and services revenue - The amounts included on this line consist primarily of maintenance and support revenues associated with the sale of both subscription and perpetual software arrangements. This revenue is included in Services Revenue on Commvault’s Consolidated Statement of Operations. This line also includes revenue from software-as-a-service arrangements.

Non-recurring services revenue - The amounts included on this line are primarily revenues associated with Commvault’s installation and consultation services. These revenues are included in Services Revenue on Commvault’s Consolidated Statement of Operations.

Management believes that reviewing these metrics, in addition to GAAP results, helps investors and financial analysts understand the recurring nature of certain revenue amounts and trends as compared to prior periods.

Note that nearly all of Commvault’s software and product revenue is related to solutions that are run in the customer’s environment. Commvault currently does not have material revenue related to hosted, or software as a solution products. As a result, as required under ASC 606, substantially all of Commvault’s software and product revenue is recognized at a point in time, when it is delivered to the customer, and not ratably over the course of a contractual period. This is the case for both perpetual software licenses and subscription software licenses. Metallic, Commvault's software-as-a-service offering is recognized over time as services revenue.

(12)        Annualized Recurring Revenue (ARR) is defined as the annualized recurring value of all active contracts at the end of a reporting period. It includes the following contract types: subscription agreements (including utility), maintenance contracts related to perpetual licenses, other extended maintenance contracts (enterprise support), managed services, and Metallic. It excludes any element of the deal arrangement that is not expected to recur, primarily perpetual licenses and most professional services. Contracts will be annualized by dividing the total contract value by the number of days in the contract term, then multiplying by 365.

ARR should be viewed independently of GAAP revenue, deferred revenue and unbilled revenue and is not intended to be combined with or to replace those items. ARR is not a forecast of future revenue. Management believes that reviewing this metric, in addition to GAAP results, helps investors and financial analysts understand the value of Commvault's recurring revenue streams versus prior periods.

(13)     Revenues on a constant currency basis are calculated using the average foreign exchange rates from a previous period and applying these rates to foreign-denominated revenues in the corresponding period of fiscal 2021. The difference between revenue calculated based on these foreign exchange rates and revenues calculated in accordance with GAAP is listed as Adjustment for currency impact in the table above.